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                                                                   EXHIBIT 99.2








                              HUNTINGTON BANCSHARES
                                 CONFERENCE CALL
                                LEADER, JAY GOULD
                                   ID #5970472
                                    10/17/02







                     DATE OF TRANSCRIPTION: OCTOBER 22, 2002



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HUNTINGTON BANCSHARES
ID #5970472                                                              PAGE 2


Operator:                           Good morning. This is Holly, and I will be
                                    your conference facilitator today. At this time I would like to welcome everyone to the Huntington Bancshares Conference Call. All lines have been placed on mute to prevent any background noise.

                                    After the speakers' remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star and the number one on your telephone keypad. Questions will be taken in the order they are received. At this time I would like to turn the call over to Mr. Jay Gould. Mr. Gould, you may begin your conference.

Mr. Gould:                          Welcome to today's conference call. I'm Jay
                                    Gould, Director of Investor Relations.
                                    Before formal remarks, some usual
                                    housekeeping items. Copies of the slides we will be reviewing can be found on our website, www.huntington-ir.com. This call, as always, is being recorded, and will be available as a rebroadcast starting around
                                    2:00 o'clock this afternoon through the end of this month. Please call the Investor
                                    Relations Department at 614-480-5676 for more information on how to access these recordings or playback, or if you have difficulty getting a copy of the slides.

                                    Today's discussion, including the Q&A
                                    period, may contain forward-looking
                                    statements as defined by the Private
                                    Securities Litigation Reform Act of 1995.
                                    Such statements are based on information and assumptions available at this time, and are subject to change, risks and uncertainties, which may cause actual results to differ materially. We assume no obligation to update such statements. For a complete discussion of risks and uncertainties, please refer to the slide at the end of today's presentation, as well as material filed with the SEC, including our 10-K, 10-Q, 8-K's and the like. Let's begin.

                                    Turning to slide two, participating in
                                    today's call will be Tom Hoaglin, Chairman, President and Chief Executive Officer, Mike McMennamin, Vice Chairman and Chief Financial Officer, and Nick Stanutz, Executive Vice President and head of our Dealer Sales Group. From time to time, we plan to use these quarterly conference calls to showcase a particular aspect of Huntington's business and operations. Given the keen interest in our auto finance business, having Nick join us today is a great place to start.


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HUNTINGTON BANCSHARES
ID #5970472                                                              PAGE 3

                                    Turning to slide three, as we've done in previous conference calls, today's discussion will review results on an operating basis unless otherwise noted. Operating results for the third quarter exclude the gain from the ownership restructuring of our Merchant Services business. Operating results for prior periods represent reported results adjusted to exclude the impact of restructuring and other charges and one-time items, plus the run rate impact of the sold Florida banking and insurance operations. We continue to report numbers on a reported or GAAP basis, which makes no such adjustments. These you will find in great detail within this quarter's earnings press release and Quarterly Financial Review, including a reconciliation of reported earnings to operating earnings, which is also shown on slide eight of this presentation. These materials are all available on our website, www.huntington.com. Today's presentation will take about 40 minutes. We want to get to your questions, so let's get started. I'll turn the meeting over to Tom.

Mr. Hoaglin:                        Thank you, Jay, and welcome everyone. Thanks
                                    for joining us today. Slide four summarizes this quarter's accomplishments. Reported earnings were 41 cents per share, and included a gain from restructuring the ownership of our merchant processing business. You may recall we announced this restructuring on the day of last quarter's call. In essence, we sold our Florida merchant processing operations to First Data
                                    Corp. and restructured the relationship.
                                    Huntington lowered its equity position in the business and extended our relationship with First Data for ten years. This resulted in third quarter pre-tax gain of $24.5 million dollars or $16 million after-tax or seven cents per share. This also assures that our merchant clients and the merchant services business we've targeted for growth within our footprint will continue to receive the highest level of service and attention. There is no material run rate impact on earnings as a result of this transaction.

                                    Focusing on operating earnings, we're very pleased with the third quarter performance for a number of reasons. First, earnings per share were 34 cents per share, meeting Street expectations, even including a $6.6 million dollar pre-tax mortgage servicing rights impairment. Like other companies, we've been impacted by the heavy mortgage refinancing and repayment activity causing this

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HUNTINGTON BANCSHARES
ID #5970472                                                              PAGE 4


                                    impairment. But our earnings strength
                                    allowed us to absorb the impact and still hit our target. Average managed loans increased at an 11% annualized rate, from 8% in the second quarter, and 5% in the first quarter. As in recent quarters, residential real estate and home equity loan growth, as well as growth in commercial real estate loans, were the primary drivers. However, given this summer's big pick-up in auto sales, the auto loans and leases grew at a 14% annualized rate. Nick will comment more on this later. Not surprisingly, commercial loans continued to decline.

                                    The 10% annualized growth in average core deposits was also positive. Like other banks, deposit inflow was benefiting from the turbulent market environment. But we're also seeing growth in the number of households served and deposit balances from our sales efforts.

                                    Total credit quality trends improved during this quarter. Specifically, non-performing assets declined 4%, the second consecutive quarterly decline. This was driven by a 35% decline in the inflow of new non-performing assets, the fourth consecutive quarterly decline. Net charge-offs, excluding exited portfolios, declined to 83 basis points from 88 basis points in the second quarter, and represented the third consecutive quarterly decline. Loan loss provision expense was high during the quarter given the quarter's significant loan growth. As a result, the loan loss provision expense exceeded net charge-off's by $16.5 million dollars or 38%. The combination of a higher loan loss reserve and declining non-performing assets increased our non-performing asset coverage ratio to 191%.

                                    Lastly, we repurchased 6.2 million shares, bringing program to date repurchases to 15 million shares, with a total purchase value of $294 million dollars.

                                    Turning to slide five, there were also
                                    several other meaningful achievements, all representing investments in Huntington's future. Under the banner of investing in Huntington's business, we appointed a new head of small business banking. This was done to bring proper focus and dedicated resources to building this important business segment, which represents companies with annual sales of typically less than five million dollars. This is exactly the type of bread-and-butter and high margin customer a


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HUNTINGTON BANCSHARES
ID #5970472                                                              PAGE 5


                                    "local bank with national resources" should be serving. Expanding our small business presence should be one of the drivers of Huntington's future earnings growth.

                                    We also purchased LeaseNet Group, Inc.,
                                    which specializes in network server class equipment lease financing for businesses. This exemplifies our commitment to bring national scope, expertise, and business solutions to our local customers, while broadening our product menu to customers and expanding leasing activities. LeaseNet's 300 clients are primarily located in the Midwest with some already Huntington customers. As previously noted, we restructured our ownership interests in Huntington Merchant Services, LLC, and we sold our Florida-based
                                    J. Rolf Davis Insurance Agency to its
                                    principals.

                                    Reflecting investment in our employees, we built on last year's all employee stock option grant of 400 shares with a new grant of 300 shares to virtually all full-time employees. This year's grant has an exercise price of $19.94, and will vest when Huntington stock closes at or about $27.00 a share for five consecutive trading days or after five years, whichever comes first. We strongly believe this program, which has been well received by our associates, benefits shareholders as employees feel a sense of ownership at Huntington.


                                    We also made a number of investments in our customers. Our new enhanced teller system is now in 64% or 214 of our 336 branches, up from 13% at the end of last quarter. We continue to target all branches to be on this new platform by the end of the year.

                                    For our commercial customers, we have
                                    launched a new commercial loan processing system, CLOS. This is an internally developed system, and it integrates and streamlines the commercial loan underwriting, booking documentation, and accounting systems. Our Private Financial Group launched a new small cap mutual fund called Situs [Sight-us]. In building on the success in the second quarter, another 28 new companies were added to our business 401K platform.

                                    With those introductory remarks, let me turn
                                    the presentation over to Mike McMennamin to
                                    provide the details. Mike?
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HUNTINGTON BANCSHARES
ID #5970472                                                              PAGE 6

Mr. McMennamin:                     Thanks, Tom. Most of the following slides
                                    represent the standard deck that you're
                                    familiar with. Given the fact that this is a very straightforward quarter, I'm not going to spend quite as much time on some of them as we want to make certain that Nick has sufficient time for his segment of the program. So let's get started.

                                    Turning to slide seven, the third quarter highlights compared with second quarter results include net income of $82.2 million dollars, 34 cents per common share, up 1% and 3%, respectively, from the second quarter. Annualized growth rates in managed loans and core deposits of 11% and 10%, respectively. A four point twenty-six percent net interest margin, down four basis points. A fifty-three point one percent efficiency ratio improved slightly from 53.2% in the previous quarter. Eighty-three basis points in net charge-off's, excluding the exited portfolios, down five basis points. A two percent loan loss reserve ratio, which, as Tom mentioned, was unchanged during the quarter. An eight percent tangible common equity to asset ratio, down 51 basis points, reflecting the impact of the stock buy-back program. And a $6.6 million dollar mortgage servicing rights impairment. I'll provide some more comments on each of those in the next few minutes.

                                    Slide eight reconciles reported versus
                                    operating earnings for the third quarter.
                                    The only adjustment was the $24.5 million pre-tax, $16 million after-tax gain associated with the ownership restructuring of our merchant services business. Slide nine shows performance highlights for the third quarter compared with the second and year ago quarters. I'll comment in detail on most of these later, so let's move on.

                                    Slide ten compares the operating results for the third, second and year ago quarters. Net interest income was up $7.6 million or 3% from the second quarter, reflecting the growth in earning assets as the margin contracted four basis points. Non-interest income before security gains is down $600,000 dollars or 1% due to the $6.6 million mortgage servicing rights impairment charge. Reflecting this, total revenue before securities gains was up 2% from the second quarter and up 7% from a year ago. Securities gains were immaterial during the quarter. The strength of our earnings allowed us to absorb the $6.6 million mortgage servicing rights impairment without having to offset the loss by realizing

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HUNTINGTON BANCSHARES
ID #5970472                                                              PAGE 7


                                    securities gains. Obviously, the recognition of security gains creates more pressure on future net interest income and the margin in future periods as any sale proceeds are reinvested in lower yielding assets.

                                    Provision expense increased 12% from the second quarter in spite of the decline in charge-off's, reflecting this quarter's strong loan growth. Non-interest expense increased 2% due to higher personnel costs primarily related to building the regional banking function and increased mortgage banking and dealer sales activities. And consistent with our practice of truing up annual tax accruals each quarter, this quarter's effective tax rate was 25.5%, which is comparable to 25.4% in the year ago quarter. On a year to date basis, this makes our effective tax rate 26.7%, which is just about unchanged from last year's 26.6% rate.

                                    On balance, we feel this is a very solid performance for the quarter, particularly given the state of the economy and the instability in our financial markets. We were particularly pleased with the revenue growth in this type of economic environment.

                                    The left-hand graph on slide eleven shows the quarterly earnings per share pattern which, after three flat quarters, has moved up slightly in the last two quarters, with high credit costs making it difficult to accelerate the pace of earnings growth. The right-hand graph shows a trend in pre-tax income before provision expense, and also excluding securities gains. This graph measures earnings progress before credit costs, which is perhaps a better metric to see the underlying progress that we have made outside of the credit environment. Pre-tax income on this basis was $169 million dollars, 2% higher than the second quarter, and 10% higher than a year ago.

                                    The left half of slide twelve shows the four basis point contraction in the net interest margin in the third quarter. But despite this margin contraction, net interest income in absolute dollars grew 3% from the second quarter, reflecting the benefit of a $797 million or 4% increase in average earning assets, which was partially offset by the 1% decline in the net interest margin. Average securities increased $230 million from the second quarter, with over half of this increase relating to mortgage loans that were securitized in the second and third quarters. Compared with the

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HUNTINGTON BANCSHARES
ID #5970472                                                              PAGE 8


                                    year ago quarter, net interest income was up
                                    8%, reflecting a 5% increase in average
                                    earning assets, with the loans component up
                                    7%, and a net margin going up nine basis points from 4.17%.

                                    The chart on the right side shows the
                                    earning asset composition. In the third
                                    quarter, average earning assets increased
                                    4%, with average loans up $459 million
                                    dollars, and other earning assets up $338 million, mostly due to the higher securities portfolio.

                                    Slide thirteen lists some of the factors that have and will continue to create pressure on the net interest margin. The flatter yield curve has resulted in lower yields on new auto loan and lease originations. In addition, the higher credit quality of the new auto originations in recent quarters has resulted in lower net interest margins on these assets, although we're comfortable that the lower resultant charge-off's will lead to a higher net return.

                                    The growth in residential mortgages in
                                    recent quarters has been primarily five-year adjustable rate mortgages. The net interest margin on these assets is lower than our overall net interest margin, thus putting downward pressure on the margin. As is the case with the higher credit quality auto loans and leases, we're comfortable that the low charge-off on this product will lead to an attractive net return. Mortgage prepayment activity on our mortgage-backed securities and residential loan portfolios has resulted in reinvestment in lower rate assets. We are probably being hurt here less than other banks because only 15% of our earning assets are in fixed rate residential loans and mortgage-backed securities, which is somewhat lower than some of our peers. Secondly, over 70% of our residential mortgage loan portfolio has been originated over the last year, and thus somewhat less sensitive to refinancing pressures.

                                    We've been liability sensitive over the last year, which has benefited our net interest margin slightly. As shown in slide forty-six in the appendix, we reduced the liability sensitivity position this quarter, as measured by our exposure to a 200 basis point rate increase over the next twelve months from negative 1.3% to negative 0.8%. And subsequent to the end of the third quarter, the position was further reduced to negative 0.6%.

                                    Average managed loan growth is highlighted on slide fourteen, and

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HUNTINGTON BANCSHARES
ID #5970472                                                              PAGE 9


                                    just as a reminder, managed loans include about 1.1 billion dollars of securitized auto loans. In the third quarter, average managed loans increased at an annualized 11% rate from the second quarter. We're delighted with this performance, given the continued difficult environment in which to grow quality loans. Our focus on originating the 3-1 and 5-1 adjustable rate mortgage products continued to produce strong residential loan growth...81% on an annualized basis. This has been a good product for Huntington with our $1.3 billion in average outstandings, more than double the level of a year ago. Home equity growth accelerated to an 18% annualized rate, up from 17% in the second quarter. Auto loans and leases increased at a 14% annualized rate, mirroring the record sales in the auto industries. However, these portfolios are up only 2% from the year earlier.

                                    Commercial real estate loans increased at a 10% annualized rate during the quarter. Our commercial real estate focus continues to follow our emphasis on quality, real estate construction projects within our core developer group, and also within our geographic footprint. Further, our market strategy emphasizes construction lending versus permanent financing as construction loans provide higher margins, fees and greater portfolio liquidity. During the quarter, approximately 20% of our growth is represented by single-family construction loans by our mortgage company. Another 40% of the growth represents increased funding within previously committed transactions. Slides 49 and 50 in the appendix provide breakdowns by property type, region and loan type for this portfolio.

                                    Commercial loans declined slightly during the quarter at an 8% rate versus a 3% rate of decline in the second quarter, and 6% decline in the first quarter. Corporations continue to be very cautious in their inventory management, capital spending and acquisition programs. Compared to the year ago quarter, commercial loans have declined 8%, with all of that reduction reflecting the decline in our shared national credit portfolio from about a billion and a half dollars to a billion dollars at the end of the third quarter.

                                    The 10% annualized growth rate in core
                                    deposits as shown on slide fifteen was again very strong. Much of the growth continued to be focused in interest-bearing money market accounts, both retail and

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HUNTINGTON BANCSHARES
ID #5970472                                                              PAGE 10


                                    business. This past quarter, demand deposits also increased at a double digit rate in the corporate demand area. Compared to the year ago quarter, core deposits were up 12%. The strong deposit growth continues to be a function both of the increased focus and success of our sales management efforts in the branch network, and the turbulence we're experiencing in our financial markets.

                                    Slide sixteen shows that non-interest income was down $600,000 dollars or 1% from the second quarter, driven by declines in mortgage banking, brokerage and insurance and trust income. Mortgage banking income was down $4.4 million dollars, reflecting the $6.6 million mortgage servicing impairment. Excluding the impairment charge, mortgage banking income was up $2.2 million dollars, reflecting the stronger origination activity during the quarter. Brokerage and insurance income was down a million dollars from the second quarter, reflecting reduced mutual fund revenue due to a 41% decline in sales production. This is only partially offset by a slight increase in the higher margin annuity sales revenue, which remained near record levels.

                                    Trust income declined $1.3 million from the second quarter, primarily on lower asset valuations given the weakness in the equity market. Deposit service charges were up $2.1 million or 6% from the second quarter. Like last quarter, the primary driver of this increase was higher personal service charges, especially NSF and overdraft fees. Compared to a year ago, deposit service charges increased 12%, driven equally by higher personal service charges and corporate maintenance fees.

                                    Other income in the current quarter was up
                                    $3.7 million dollars, with the largest
                                    contributors to this increase being higher sales of derivative products to commercial banking customers and trading profits.

                                    As mentioned a moment ago, third quarter results included the MSR impairment. Slide seventeen shows some related data on this issue. Specifically, our total mortgage servicing book is $5.2 billion dollars. Of that total, $3.2 billion is servicing for other investors, with the remaining two billion representing Huntington loans that are serviced. Mortgage servicing rights are capitalized only for loan service for other investors. The market value of these MSR's was 27.9 million dollars or 88 basis points at the end of the

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HUNTINGTON BANCSHARES
ID #5970472                                                              PAGE 11


                                    third quarter, down from 100 basis points at the end of the second quarter. MSR's are not a material issue for Huntington, as exemplified by the fact that they only represent 1.2% of Huntington's equity.

                                    Slide eighteen details the change in
                                    non-interest expense, and shows it was up
                                    $3.5 million dollars from the second
                                    quarter. Higher personnel costs account for most of this increase, and reflected a combination of factors including higher staffing in regional banking as we continue to build that business, as well as in the credit workout area. Higher mortgage banking staffing to accommodate the increased activity, and higher production-related compensation expense, particularly in mortgage banking, dealer sales, and in the credit workout areas.

                                    Slide nineteen shows the trend in our
                                    efficiency ratio, which has continued to move down from the peak in the first quarter of last year, and was 53.1% in the third quarter.

                                    Let me now look at and review some of the recent credit trends. Slide twenty-one provides an overview of credit quality trends. First, our non-performing asset ratio declined from 1.14% of loans to 1.05%, roughly equivalent to the level a year ago. Net charge-off's, excluding losses on the exiting portfolio, declined from 88 basis points to 83 basis points during the quarter. I'll comment a little bit more specifically on that in just a second. The 90-day delinquency ratio for total loans increased slightly, but was still below the year ago levels. The allowance for loan losses was unchanged at 2%, up from 177% at the end of the year ago quarter. With the maintenance of the reserve ratio, and the modest decline in non-performing assets, our non-performing asset coverage ratio improved to 191% during the quarter.

                                    Slide twenty-two shows that the third
                                    quarter represented the second consecutive quarterly decline in non-performing assets. We'll provide a little more information on that in the next slide.

                                    Slide twenty-three shows the recent
                                    quarterly non-performing asset activity. As you can see, the $47 million dollar inflow of new non-performing assets during the quarter was down 35% from the second quarter level, and was the primary factor behind the overall decline in non-performing assets. Sectors contributing to the new

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HUNTINGTON BANCSHARES
ID #5970472                                                              PAGE 12


                                    non-performing assets included lumber,
                                    steel, services and healthcare. Shared
                                    national credits represent 20% of total
                                    non-performing assets, with no newly
                                    identified SNC non-performing assets this quarter. We have no real concentrations in communications, recreation, hotel or the airline sectors, areas that are causing non-performing asset increases this quarter for others in the banking industry. The decline in non-performing assets over the last three quarters is encouraging. And assuming no material change in the economy, we anticipate a further decline in the fourth quarter.

                                    Slide twenty-four segments the
                                    non-performing assets by industry sector.
                                    The bar chart on the right shows which
                                    sectors have contributed to the $109 million increase in non-performing assets in the last 21 months, with the services and manufacturing sectors accounting for most of the change. Non-performing assets continue to be concentrated in these two sectors at approximately 30% each.

                                    The next slide shows net charge-off's
                                    adjusted to exclude charge-off's on the
                                    exited portfolios. You'll recall from
                                    earlier conference calls, reserves were
                                    established in the second quarter of 2001 for two exited loan portfolios, truck and equipment, and sub-prime auto loans. Those portfolios now represent $65 million and $19 million dollars, respectively, on our balance sheet. Adjusted net charge-off's declined from 88 basis points to 83 basis points during the quarter. Commercial net charge-off's declined from 153 basis points to 121 during the quarter, with the retail trade, manufacturing and service sectors continuing to produce the majority of our charge-off's. Commercial real estate net charge-off's increased to 43 basis points from 22 basis points, reflecting the sale of one loan. Over the last several quarters, we have strengthened this group with the objective of increasing our efforts on the effective and efficient resolution of problem commercial credits. Total consumer net charge-off's increased slightly to 78 basis points from 75 basis points in the second quarter. This reflected the seasonal uptick in auto-related net charge-off's, specifically, the net charge-off ratio for auto loans increased to 101 basis points from 92 basis points. Auto leases increased to 127 basis points from 108 in the second quarter. The improved credit underwriting of auto loans and leases should continue to have a positive impact on these charge-off ratios over time, excluding

HUNTINGTON BANCSHARES
ID #5970472                                                              PAGE 13

                                    seasonal factors.

                                    Slide twenty-six shows the business
                                    performance of our indirect auto loan and lease portfolios, and by now should be very familiar to you. The performance issues of the loan and lease portfolios are very similar. As we've stated before, loans and leases originated between the fourth quarter of 1999 and the third quarter of 2000, the top lines on both graphs have performed poorly. About 20% of that volume was underwritten with FICO scores below 640, typically considered D quality paper. In contrast, more recent vintages have been written at much higher FICO scores, therefore performing better. Nick will have more comments on this in his segment of the presentation. The good news is that the impact of the high charge-off vintages is rapidly diminishing. Originations during that time period represent 17% and 21% of the current loan and lease portfolios, respectively.

                                    Slide twenty-seven provides another look at consumer delinquency trends on a 30+ and 90+ day basis. The 30+ day delinquency rate is an important early indicator of future charge-off levels as there are well-established roll rate patterns from the 30-day delinquency category into the more severe delinquency categories, and eventually charge-off's. A sharp decline in the 30+ day consumer delinquencies in the first quarter was followed by another 10 basis point improvement during the second quarter, and another 16 basis point improvement this quarter. However, giving consideration to seasonal patterns, we do expect delinquencies and charge-off's to increase in the fourth quarter.

                                    Slide twenty-eight recaps the trend in the loan loss reserve, which, as previously mentioned, was maintained at 2%. Provision expense exceeded net charge-off's by $16.5 million dollars, reflecting the strong loan growth during the third quarter. We began the year with the reserve ratio at 2%, reflecting concern over the weakness in the economy, and also the credit deterioration that had taken place in our portfolios. We've maintained the reserve at that level since then. However, trends are improving. The non-performing asset coverage ratio has increased from 166% a year ago, to 176% in the second quarter, and 191% in the third quarter as non-performing assets have declined in each of the last two quarters.

HUNTINGTON BANCSHARES
ID #5970472                                                              PAGE 14


                                    The credit quality of our auto loan and
                                    lease portfolio in the last year has
                                    improved significantly as we have focused our effort on originating higher quality paper. Eighty-three percent of the total reported loan growth in the last year has been either residential real estate or home equity loans, both of which generate low charge-off's, and therefore require a relatively low level of reserves. Today our loan mix is more risk adverse than a year ago, and we have seen improvements in credit quality in both the consumer and commercial portfolios. Arguably, our 2% reserve today is stronger than the 2% level a couple of quarters ago. As such, to the degree that we have opportunities to exit weak and non-performing credits in coming quarters, we will aggressively pursue these, and are willing, if necessary, to use the 2% reserve to accomplish this purpose.

                                    Let me close my segment with just some brief comments regarding capital. Slide thirty shows capital trends, and as expected, share repurchase activity reduced these capital ratios during the quarter, although they remain very strong. Assuming continued share repurchase activity at recent levels, the tangible, common equity ratio at year-end would be 7.5 to 7.75%.

                                    Turing to the next slide, as you know the board approved a 22 million share repurchase program in February of this year. We initiated activity in the open market in late February, and purchased 1.5 million shares in the first quarter, and then another 7.3 million shares in the second quarter. This quarter we repurchased 6.2 million shares, bringing program to date repurchases to 15 million shares with a value of $294 million dollars. As previously stated, our goal is to utilize our excess capital to repurchase a total of three to four hundred million dollars in 2002. We continue to be disciplined buyers, and will monitor our stock price and earnings valuation versus that of our other peer banks as we make our repurchase decisions.

                                    Let me now turn the call over to Nick
                                    Stanutz, who is going to review trends in our dealer sales business. Nick?

Mr. Stanutz:                        Thanks, Mike. Let me begin by profiling the
                                    dealer sales business. As slide thirty-three shows, this business has been a constant source of earnings for Huntington for over 50 years. Some banks have entered, exited, and reentered this business, depending on a

HUNTINGTON BANCSHARES
ID #5970472                                                              PAGE 15


                                    host of factors. In contrast, our
                                    longstanding and continuous commitment to serving their needs gives us a competitive advantage. Our auto dealership clients know that they can count on us to meet their financing needs. We manage $7.1 billion in total auto receivables, with $3.9 billion in loans, and $3.2 billion in leases. In addition, we manage over $500 million in commercial loan balances, primarily new car floorplan lending. We have 550 associates that comprise our entire workflow processes in this line of business, about 7% of Huntington's employee base, with our footprint of clients exceeding 3500 new car franchised dealerships.

                                    Turning to slide thirty-four, our success can be attributed to three primary levers: our people, our business model, and our daily execution. We strongly believe that people, not products, make our business great. Knowing our clients by consistently being in-market allows us to understand and to respond quickly to their needs and changes in the local markets. We offer a robust value proposition that meets all of the dealer needs, from assisting in the financing of inventory purchased from the manufacturer, including the financing for their real estate facilities, to financing of their unit sales. And to meeting their personal and business investment needs through our suite of retail banking and Private Financial Group products. Importantly, our local market teams of sales and underwriters have on average over nine years of tenure with us, as well as within their local communities. They intimately know their customers and their needs.

                                    Lastly, our service commitment creates
                                    positive customer experiences. There is no one better at this as evidenced by our recognition through J.D. Powers' surveys.

                                    Slide thirty-five displays our nine-month originations within our geographical footprint. Clearly, with our longest tenured market being Ohio, we originate almost 40% of our production there. Central Florida, being defined as the Tampa-Orlando corridor, along with the State of Michigan, represent our next two largest markets. Our fundamental strategy for the majority of our originations is to increase penetration in our existing core banking markets. While our overall objective is to generally maintain the relative size of this business to Huntington in total, having the capability to pick and choose origination points, as well as manage

HUNTINGTON BANCSHARES
ID #5970472                                                              PAGE 16


                                    the quality and quantity of the
                                    originations, assures a steady flow of
                                    profitable originations.

                                    Slide thirty-six reflects our current and historical market share for our three largest markets in order of market size. Achieving size allows us to not only be an innovator of new product ideas, but also an implementer of them. Additionally, it allows us to make process or pricing changes which enhance the profitability of our products. I might comment here that in all of our markets, excluding our new markets, we are one of the top three market share leaders, excluding the big three captive finance companies.

                                    Slide thirty-seven provides an analysis of the 2002 industry sales for the third quarter versus our own originations. Our success in the quarter was assisted by the big three's decision on July 3rd to increase the cash-back option, in lieu of zero or low interest rate financing options, to clear out 2002 models. Cash rebates approached three to four thousand dollars in many cases. Dealers and sales associates were able to demonstrate to purchasers, especially those who have a high propensity to trade prior to the maturity of their loan or lease, that the cash option provided more of an economic benefit. As such, the flow of financing directed to banks continued to be strong.

                                    Slide thirty-eight reflects a small sampling of a series of quality metrics reviewed on each month's production. Here the monthly production is rolled into quarterly amounts. Starting with the loans on the top half of the slide, please note the relationship between our production and the improvement in FICO scores in general, and particularly that segment below 640. In the first quarter of 2000, almost 20% of our production represented FICO scores below 640. That compares to just over 1% in our most recent quarter. As a point of reference, the industry considers FICO scores greater than 700 to be "A" credit risks, and below 640 a "D" risk, one level above the sub-prime segment. Third quarter production was our best quarterly volumes ever, as well as our best FICO scores. You will note that new cars represented 57% of our current quarter's production, up from 36% two years ago. Since costs to originate and service loans are primarily fixed, the fact that new cars have higher loan balances than used cars allows us to leverage our income from these assets against this fixed cost structure. Additionally, with new vehicles we receive the benefit

HUNTINGTON BANCSHARES
ID #5970472                                                              PAGE 17


                                    of lower credit risks associated with these types of buyers.

                                    The lease originations shown on the bottom half of this table reflect very similar trends. Like loans, the third quarter was not only our best lease origination quarter since 1999, but also had the highest FICO scores.

                                    Turning to slide thirty-nine, you can see some of these trends portrayed graphically. Here again, we depict the relationship over the last eleven quarters of the average FICO score on that quarter's production against our internal risk expected losses. Risk expected losses are based on the statistically modeled relationship between FICO scores, loan to value ratios, term, and age of collateral. Better FICO scores, a higher mix of new versus used cars, and the lower loan to value ratios have resulted in lower risk expected losses in virtually every quarter for both loans and leases.

                                    Slide forty shows a graphic representation of loan and lease delinquency trends for both the static 30-day and 90-day levels against net charge-off's over the last five quarters. The result of the continuous improvement in asset quality of the new production as shown on slide thirty-nine has manifested itself into the improved trends plotted here.

                                    We often get questions about lease residual risk, so let me use slide forty-one to make a couple of comments on our strategies to mitigate this risk. First, it is important to note that each quarter we mark to market our residual values and assess our reserve adequacy. Secondly, the entire book of residuals is insured through a third party insurance carrier. And lastly, we use our own internal reserve, which stands at $30 million dollars at the end of the third quarter to cover any uninsured residual risk for things such as excess mileage and wear and tear. To this we provide incremental funding on new production.

                                    Slide forty-two highlights some of our
                                    priorities going forward. We continue to identify dealerships where we have low product penetration, and focus calling efforts to increase our share of wallet in such outlets. Additionally, we continue to target high share stores for greater product penetration, such as products in our commercial suite, and personal products or services to dealer management teams. To help control costs and improve

HUNTINGTON BANCSHARES
ID #5970472                                                              PAGE 18


                                    efficiencies, we will continue to leverage our infrastructure capacity with recent enhanced technology capabilities. In addition, we will position ourselves as early adopters of emerging technologies like e-contracting, where the borrower will be able to sign a contract by the use of a digital signature pad, allowing the contract and e-form to be uploaded directly into the bank's accounting system, thereby taking costs out of the workflow process. And finally, we will maintain our focus on improving overall dealership profitability by effectively managing all product profitability components of our products such as the amount of commission paid and/or fees assessed as an example.

                                    In closing, the dealership business is an important segment to Huntington. Past issues related to pricing and underwriting have been fully addressed, as Mike noted earlier. Any related impact on earning's and charge-off's is quickly diminishing. Importantly, the production metrics and related profitability of each quarter's originations have steadily improved. Lastly, opportunities continue to exist to increase the earnings prospects of this business as we improve product penetration of existing relationships.

                                    Let me turn it now over to Tom for closing comments.

Mr. Hoaglin:                        Thanks, Nick. In closing, the third quarter
                                    was another good one for Huntington. Our financial results continue to improve.
                                    Revenue is increasing. We continue to watch our expenses but are spending when necessary to build the franchise. Loans are growing nicely in a difficult environment. Deposits are continuing to grow. Credit quality is improving. And our investments in the business, customers, and employees are showing results. As I have said in prior quarters, we have not yet arrived, but we are much better positioned than we were even just two quarters ago. We still have much to do, but continue to make good progress.

                                    Regarding our earnings outlook, we believe fourth quarter earnings per share will be 34 to 35 cents. This keeps us within the range for full year operating earnings guidance originally given last January. Frankly, we'll be a bit disappointed if we make 34 cents per share.

                                    As to guidance for next year, we're in the middle of our 2003 planning exercise, so it is premature to share with you specific

HUNTINGTON BANCSHARES
ID #5970472                                                              PAGE 19


                                    earnings targets at this time. Obviously, a lot depends on the state of the economy, the markets, and interest rates. But we are confident that we will continue to show improvement in those areas under our direct control.

                                    This completes our prepared remarks. Mike, Nick and I will be happy to take your questions. Let me turn the meeting back over to the Operator who will provide instructions on conducting the question and answer period. Operator?

Operator:                           At this time I would like to remind
                                    everyone, in order to ask a question, please press star, then the number one on your telephone keypad. We will pause for just a moment to compile the Q&A roster. Your first question comes from Dave George.

Mr. George:                         Hi, this is Dave George A.G. Edwards. A
                                    philosophical question about the indirect business since Nick is in the room with you.
                                    It seems to me that it's been really a great business for the Huntington historically, and as Nick mentioned, a lot of the competitors have gotten out of the business, and the growth and the returns in that business, at least to me have been in excess of your cost of capital. So how do you balance the momentum that you have in the dealer business with your bigger picture interest of shrinking the contribution of that business consistent with Huntington's overall earnings going forward. Thanks.

Mr. McMennamin:                     Dave, this is Mike McMennamin. Let me just
                                    make a comment or two. That's obviously a challenge for us. Nick has a lot of momentum in his business, and we think it's extremely well managed. It's very hard to say to a manager - we don't want you to grow your business - and we're not doing that with Nick. We are looking at trying to develop strategies that would enable us to, in essence, let Nick continue to grow that business while maintaining or shrinking it as part of Huntington's total operation. And that would involve, for example, finding other participants who might take some of that paper, and take the credit risk associated with that. So we're working on strategies for that. We don't have anything to announce, but that's obviously a challenge for us.

Mr. George:                         Okay.  Thanks, Mike.

HUNTINGTON BANCSHARES
ID #5970472                                                              PAGE 20


Operator:                           Your next question is from Fred Cummings of
                                    McDonald Investment.

Mr. Cummings:                       Good afternoon. A couple of questions.
                                    First, Tom or Mike, can you talk about your exposure to automobile suppliers with a net manufacturing base? And does that sector make up a large portion of the non-performing assets?

Mr. Hoaglin:                        Fred, this is Tom. That sector does not make
                                    up a large portion of our non-performing assets. There's no question that the manufacturing sector broadly defined is a significant component of our non-performing assets, only a piece of which would relate to auto suppliers. Operating as we do in the states of Ohio and Michigan, we do have relationships with auto suppliers. All
                                    Midwest banks would. But we really do not have great concern about exposure from a credit risk standpoint to auto suppliers in any abnormal way.

Mr. Cummings:                       Okay. And then the second question Nick.
                                    With respect to trends in your repossession rates, can you give us an update? And then what's happening at auction when you go to sell cars? What's going on with the loss severity there?

Mr. Stanutz:                        Fred, let me answer the last question first.
                                    We have begun to see the traditional decline in used car values as you would see as you enter the fall period, with the reality being the dealer will have to hold that inventory until the spring. We haven't seen it be any different than the historical rates of decline, but clearly your collateral will bring less to you at this point in time just because of the nature of the business. As it relates to your first question, we feel very good about the trend line that we are seeing in our overall repossession rates in general. And at this point in time feel good about it directionally, that the quality that we've put on is translating into better delinquency, better charge-off's, and therefore fundamentally sound trends in repossession rates.

Mr. Cummings:                       And then one last question. As it relates to
                                    this risk expected loss ratio that you
                                    calculate, is that to suggest that as this portfolio continues to shift towards higher quality mix and the indirect business, we could look for charge-off's in the 50-60 basis point range, say over the next couple of years as you continue to change the mix?

HUNTINGTON BANCSHARES
ID #5970472                                                              PAGE 21


Mr. Stanutz:                        Fred, you could definitely come to that
                                    conclusion because that's exactly what we believe in our modeling and our pricing of how we're building the metrics of the business.

Mr. Cummings:                       Okay.  Thank you.

Operator:                           Your next question is from Charles Peabody
                                    of (TAPE CUTS OFF).

Mr. Stanutz:                        Charles, to answer that, we are not
                                    currently on the Dealer Track system,
                                    meaning that the dealer can send the
                                    application directly to us and bypass our data entry system. We do receive applications through Dealer Track. They come to us though in a faxed copy that we then data enter that into our system, but we don't have the ability today to eliminate the data entry piece. Because it only represents today in our applications through the door, 1% of our applications, it's just a non-existent challenge for us today. But I think as we go forward, whether it be Dealer
                                    Track, Credit Connection or Route One, which is the big three venture, clearly there will be greater burdens put on the banks for validation as we take out the data entry piece.

Mr. Peabody:                        Thank you.

Operator:                           Again, I would like to remind everyone, in
                                    order to ask a question, please press star, then the number one on your telephone keypad. Your next question is from Ed
                                    Najarian of Merrill Lynch.

Mr. Najarian:                       Good afternoon, guys.

Response:                           Hey, Ed.  Good afternoon.

Mr. Najarian:                       A couple of quick questions for you.
                                    Hopefully you can give me relatively
                                    specific answers. First of all, once you get through the repurchase authorization and we get into 2003, would you expect to continue to repurchase stock using up some of your retained earnings in that regard? Obviously not as aggressively as in '02, but would you consider that as a use of your excess capital ongoing? The second question is with respect to the margin. I think you talked to some extent about the margin coming down further. It looks like you might have a little bit more opportunity

HUNTINGTON BANCSHARES
ID #5970472                                                              PAGE 22


                                    on the deposit side than some other banks to reduce your deposit pricing a little bit further. Potentially if you could comment on that with respect to future margin compression. The third question - if you could give us any kind of an outlook for the '03 tax rate. And the fourth question, did I hear your correctly say that charge-off's would be higher in the fourth quarter? Thanks.

Mr. Hoaglin:                        This is Tom. Let me start out by addressing
                                    your question with regard to what happens with our stock repurchase efforts post the fulfillment of the current opportunity.
                                    Because we believe that we will end the year still in a strong capital position and repurchasing additional stock remains a possibility for us, it is something that we'll consider. We've not made a commitment to do that, but it is something that we will consider as an opportunity for us. It depends on a lot of factors, one of which is how we might otherwise use the capital, so always looking for opportunities in that regard. I think we've always thought since the outset of our share repurchase that using our excess capital to buy back stock ought to serve as a return for shareholders.
                                    So opportunities that would provide greater return we need to consider. And we also think that it's not bad to have excess capital. So we're not, I think, entering next year with a feeling that we've got to do something with it. That said, we will certainly think about the possibility of buying back additional stock. Mike, why don't you handle some of the others?

Mr. McMennamin:                     Let's take the tax rate for just a second.
                                    We're almost at 27% effective tax rate
                                    through the three quarters, and think that that's about where we'll end up the year. It might be just a tad higher next year;
                                    perhaps a 27 to 28% would be a good range to look at. In terms of the margins, are there opportunities on the deposit side to mitigate any margin compression? We did change the rates on some of our money market accounts late in the third quarter, and that will give us a little bit more benefit for the fourth quarter of the year - give us the full quarter benefit as opposed to just partial. That's something we're looking at.
                                    It's a pretty competitive market out there for retail deposits these days. You've got money market account rates, vis-a-vis Fed funds or vis-a-vis money market fund rates.
                                    They tend to be a little higher than they have been in past cycles. So we want to make sure we can continue to grow our deposits, but we are paying a lot of attention to those deposit rates. I'm not sure that's specific enough for you, but I

HUNTINGTON BANCSHARES
ID #5970472                                                              PAGE 23


                                    think that's the best I could do right this second.

Mr. Najarian:                       Can you give us any outlook on the margin
                                    over the next quarter or two?

Mr. McMennamin:                     As I said, I think margins have peaked here,
                                    and I think they've peaked for the industry.
                                    How much they will decline, I really don't want to comment on. I think I suppose you could see margin declines of at least ten basis points maybe in the next quarter, maybe even a little more. The trend during the quarter was we had a lower margin in September than we did in July, and also we'll tend to get a little seasonal weakness just from the fee side of the equation because you don't make as many car loans and leases in the fourth quarter as you do in the third quarter, so you'll get just a little seasonal pressure from that standpoint also.

Mr. Najarian:                       Okay.

Mr. McMennamin:                     Charge-off's - I think the comment we made
                                    was that we would expect seasonally
                                    charge-off's in the auto business to
                                    increase a little bit, or perhaps increase a little bit in the fourth quarter. They did increase, but we think it's on a seasonal basis this quarter. We really - I think we mentioned the last quarter, in a perverse sense, we would like to accelerate the resolution of some of these non-performing commercial credits just as rapidly as we can. And to the extent we have opportunities to do that - to exit credits on what we consider to be favorable economic terms, we certainly will try to do that.

Mr. Najarian:                       Okay. All right. That gives me better
                                    clarity there. Thank you.

Operator:                           At this time, there are no further
                                    questions. Mr. Gould, are there any closing remarks?

Mr. Gould:                          Yes. Again, thank you everybody for joining
                                    us this quarter. We look forward to talking to you ninety days from now. Bye.

Operator:                           This concludes today's Huntington Bancshares
                                    conference call. You may now disconnect.
                                    [END OF CONFERENCE CALL]